Exhibit 10.1

SEPARATION AND MUTUAL RELEASE AGREEMENT

This Separation and Mutual Release Agreement (the “Agreement”) is made as of the 21 day of September, 2011 by and between Mastech Holdings, Inc. (“Company”) and Thomas B. Moran (“Executive”).

WHEREAS, Executive’s service to Company in all capacities has ceased;

WHEREAS, the parties desire to document a complete resolution of all matters between them; and

WHEREAS, Company has agreed to pay Executive certain amounts and to waive certain rights of Company, subject to the execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Consideration. Subject to Executive’s compliance with the terms of this Agreement (including, without limitation, Section 7 below), Executive will receive the following:

(a) a lump sum cash payment of $50,000 (less tax withholding required by applicable law), payable on the first regularly scheduled pay date for salaried employees that occurs at least 5 days after this Agreement is fully executed, provided the Agreement has by that time become irrevocable;

(b) provided that Executive does not violate Section 6(a) (relating to solicitation of Company’s customers), Section 6(b) (relating to solicitation of Company’s employees) or Section 6(c) (relating to interference with the relationship between Company and any of its employees) of his Employment Agreement attached hereto as Exhibit A, and irrevocably forfeits all outstanding restricted stock and stock options (both vested and unvested) to purchase common stock of Company, the Company will release Executive from and waive its rights under Section 6(d) (relating to noncompetition); and

(c) Executive acknowledges and agrees that the benefits to be provided to Executive by Company pursuant to this Section are, in a significant and substantial part, in addition to those benefits to which he is already or would otherwise be entitled.

Section 2. Costs, Including Attorneys’ Fees. Executive understands and agrees that Company shall not be liable to Executive and/or any present or former attorney for any costs, expenses, or attorneys’ fees of any kind or amount. Furthermore, Executive expressly agrees that he is not to be considered to be the “prevailing” or “successful” party within the meaning of any statute, rule, or other law.

Section 3. Release by Executive. In consideration of the separation payment and other benefits set forth in this Agreement, which consideration and benefits Executive was not otherwise entitled to receive, and intending to be legally bound, Executive, and all other persons or entities claiming with, by, or through him, hereby releases and forever discharges Company, and its predecessors, successors, affiliates, subsidiaries, parents, partners, and all of their present and past shareholders, directors, officers, agents, employees and attorneys, and all other persons or entities who could be said to be jointly or severally liable with them, (individually and collectively “the Company Releasees”) from any and all liabilities, claims, actions, causes of action, rights, judgments, obligations, demands, or suites presently asserted or not asserted, accrued or unaccrued, known or unknown, that Executive had, now has, or may have or could claim to have against the Company Releasees, from the beginning of time to the date of execution of this Agreement, including, but not limited to all claims and rights in any way arising from or based upon Executive’s employment with Company, Executive’s Employment Agreement, or any other agreement between Company and Executive, including but not limited to option plans and other benefit plans, or which relate in any way to the termination of Executive’s employment with Company, the termination of Executive’s Employment Agreement, or the termination of any other agreement between Company and Executive, whether written or oral, and also including Title VII of Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Pennsylvania Human Relations Act, the Federal Age Discrimination in Employment Act, the Federal Older Workers Benefit Protection Act, any Whistleblower provision of any statute or law, the Employee Retirement Income Security Act of 1974, and any other statute, regulation, or law or amendments thereto.

Executive further agrees that the consideration described in this Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether expressed or implied, that Executive may have against the Company Releasees arising out of his employment relationship, his Employment Agreement, any other agreement between Company and Executive, or his service as an employee, officer, or director of Company.

Section 4. Release by Company. As a material inducement to Executive to enter into this Agreement and with the considerations set forth in this Agreement, Company, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with counsel, releases and discharges Executive, his estate and heirs, from any and all claims, actions, causes of action, grievances, suits, or complaints of any kind or nature whatsoever, that Company ever had or now has, whether fixed or contingent, liquidated or unliquidated, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.

Section 5. Indemnification by Company. In consideration of Executive’s waiver and release of claims set forth above and the other obligations of Executive hereunder, to the extent that Company has officers’ and directors’ liability insurance coverage covering the acts of Executive, Company shall, subject to the exclusions and limitations set forth therein, indemnify and hold harmless Executive if he is made a party, is threatened to be made a party to, or otherwise receives any other legal process in any action, suit, or proceeding by reason of the fact that he was a director, officer, or employee of Company. Executive shall be indemnified and held harmless to the fullest extent permitted or authorized under the officer’s and director’s liability insurance policy, provided that such indemnification does not violate Company’s articles of incorporation, bylaws, the laws of the Commonwealth of Pennsylvania, or federal laws.

Section 6. No Admission of Wrongdoing. Executive agrees that this Agreement is not to be construed as a finding or admission of wrongdoing or liability or illegal or unethical conduct by any party. Nothing in this Agreement shall constitute precedent or evidence in any investigation, proceeding, or trial, with the exception that this Agreement shall be admissible evidence in any proceeding to enforce its terms or secure a remedy for breach of its terms.

Section 7. Confidential Information.

(a) Executive hereby acknowledges that as a result of his employment, he has had access to, obtained, or developed certain confidential, nonpublic, and/or legally privileged information, which includes, but is not limited to: information relating to Company’s past, present or future business activities; trade secrets; financial information; technical systems; new product development; acquisition prospects and strategies; compliance matters; information contained in personnel files and medical files; the business operations; the internal structure of Company; the names of and any and all information, including personal consumer information requiring protection under federal financial privacy laws, respecting the past, present and prospective customers or clients of Company; target customers or markets; past, present or future research done by Company respecting the business or operations of Company; financial information; vendor or provider contracting arrangements; funding sources, services; systems; methods of operation; sales and marketing information; methods; procedures; referral sources, referral source information, or referral lists; revenues; costs; expenses; operating date; reimbursements; contracts; contract forms; arrangements; plans; prospects; correspondence; memoranda and office records; electronic and data processing files and records; identities, addresses, telephone numbers, electronic mail addresses, or other methods of contacting persons who might use or currently use the services of or who have been customers of Company (“Information”). All such Information, marketing methods, supplies, files (closed or pending), literature, policies and procedure manuals, as well as any information regarding any and all aspects of Company, or being used by Company, are the sole and confidential property of Company and shall be treated as confidential. Executive agrees to hold inviolate, not to disclose, and to keep secret all such Information and will not for any reason or purpose use, permit to be used, or disclose to any party any Information.

(b) If Executive has not already done so, immediately upon execution of this Agreement, he agrees to return to Company, and not keep a copy of, all confidential information including, but not limited to: written information, files (including electronic files), materials, lists, or other financial information, documents, and other materials or records or writings of any type, including copies thereof, made, used or obtained by Executive in connection with his relationship with Company.

Section 8. Cooperation and Non-Disparagement. Executive agrees that he will not disparage or make derogatory comments about Company, including Company’s present and former officers, directors, employees, agents, or attorneys, or their business practices. Company agrees that it will not make any defamatory comments about Executive nor will it authorize any defamatory comments.

Section 9. Injunctive Relief. Executive agrees that any breach of the agreements and representations set forth in Section 7 will cause the Company Releasees irreparable harm, that such injury cannot be remedied adequately by the recovery of monetary damages, that upon such a breach any or all of the Company Releasees shall be entitled to injunctive or other equitable relief without the posting of any bond or undertaking and that such injunctive and/or equitable relief will not work a hardship on him. Executive further agrees that in any and/or all such circumstances, all of his obligations under this Agreement will remain in full force and effect.

Section 10. Acceptance Period. The following notice is included in this Agreement as required by the Older Workers Benefit Protection Act:

You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult with any attorney regarding this release.

The twenty-one (21) day period will begin to run on the day after Executive receives this Agreement. It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”). In order to accept this Agreement, Executive must sign his name and date his signature at the end of this Agreement and return it to Company, c/o Jack Cronin, Mastech Holdings, Inc., 1000 Commerce Drive, Suite 500, Pittsburgh PA 15275. If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday, Company’s receipt of his acceptance by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely acceptance of this Agreement.

Section 11. Revocation Period. Executive has the right to revoke this Agreement at any time within seven (7) days from the date Executive signs and delivers this Agreement to Company (the “Revocation Period”), and this Agreement will not become effective and enforceable until the Revocation Period has expired. (NOTE: The Revocation Period will begin on the day after the day on which Executive has delivered this Agreement to Company which is indicated by the date Executive affixes to his signature at the end of this Agreement. It will then run for seven calendar days and expire at the end of the seventh day.) In order to revoke this Agreement, Executive must notify Company in writing of his decision to revoke the Agreement. Executive must ensure that Company (via Jack Cronin, Mastech Holdings, Inc. at the address indicated in Section 10 above) receives his written notice of revocation, Pennsylvania within the aforementioned Revocation Period. If the seventh day of the Revocation Period falls on a Saturday, a Sunday, or a legal holiday, Company’s receipt of his notice of revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Agreement. Provided that the Revocation Period expires without his having revoked this Agreement, this Agreement shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.

Section 12. Company Not Executive’s Advisor. Company makes no representation or warranty, express or implied, to Executive regarding the treatment of this Agreement or any payments Executive may receive by virtue of or in connection with any provision of this Agreement, under state, federal, or local laws pertaining to income or other taxation, nor does Company provide to Executive any advice regarding the financial, investment or legal desirability of his entering into this Agreement or making any elections or granting any releases referred to herein; and Executive acknowledges that it is and has been his sole and entire responsibility to explore any such aspects of this Agreement with attorneys and/or other advisors of his own selection, in connection with both his decision to enter into this Agreement and any decisions or elections which Executive may subsequently make in relation to any of the subject matter of this Agreement.

Section 13. Agreement Freely and Voluntarily Entered Into. Executive warrants and represents that he has signed this Agreement after review and consultation with legal counsel of his choice and that he understands this Agreement and signs it freely, knowingly and voluntarily, without any legal reservation and fully intending to be legally bound hereby.

Section 14. Representations to Company. In connection with his entering into this Agreement, and as an inducement for Company to enter into this Agreement, Executive hereby represents the following matters to Company:

(a) That Executive has carefully read and fully understands all of the provisions of this Agreement which sets forth the entire agreement between Executive and Company, and that Executive has not relied upon any representations or statements, written or oral, not set forth in this Agreement; and

(b) That Executive has had such time as Executive deemed necessary to review, consider, and deliberate as to the terms of this Agreement.

Section 15. Severability. Should any provision(s) of this Agreement be determined, in a proceeding to enforce or interpret this Agreement, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by either Executive or Company, the remainder of this Agreement shall continue in full force and effect.

Section 16. Notices. Any notice, request, claim, demand, document, or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to Company:

Mastech Holdings, Inc.

1000 Commerce Drive, Suite 500,

Pittsburgh, PA 15222

Attn: Jack Cronin

(b)	If to Executive:

Thomas B. Moran

104 Camelot Lane

Libertyville, IL 60048

Or to any other address as any party shall have specified for itself by notice in writing to the other party.

Section 17. Choice of Law. This Agreement shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.

Section 18. Complete Written Settlement. This Agreement sets forth the entire agreement between Company and Executive, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with Company or the termination of Executive’s employment with Company; provided, however, all obligations and rights set forth in this Agreement by and between Company and Executive shall remain in full force and effect. This Agreement may not be modified except in writing signed by both Executive and Company. Executive further agrees that the considerations described herein are all he and/or his counsel are ever to receive with regard to Executive’s termination of employment and execution of this Agreement, and that the execution hereof is with the full knowledge that this Agreement covers all possible claims.

Section 19. Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

Section 20. Counterparts. This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

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IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on the date first written above.

Company:

Mastech Holdings, Inc.

By:	/s/ John J. Cronin, Jr.
John J. Cronin, Jr.

Executive:

/s/ Thomas B. Moran
Thomas B. Moran

Exhibit A

Employment Agreement

(See attached)

Exhibit B

Disclosure by Executive

(See attached if any)